November 5, 2019

Dear Fellow Shareholders,
The skills divide is real. The skills companies require today - and will need tomorrow - are shifting ever further from the skills their employees currently have, creating profound implications for the futures of both these companies and their employees. As a global leader in learning and talent management, we believe we are extremely well-positioned to help organizations of all sizes address the skills divide.

Think about how prevalent things like AI, machine learning, and cloud computing have become in today’s world and compare that to the number of workers that possess the requisite skills in these areas. Coupled with a historically tight labor market, the impact of digitization on the skills divide is causing companies around the globe to undertake significant retraining programs to reskill their workers. Our leading market position puts us in a prime position to capitalize on this multi-year macro trend.

"We estimate that by 2030, 375 million workers globally and more than 30 percent of the total workforce in the US will need to change jobs or upgrade their skills significantly, and businesses increasingly recognize that they’ll need to take the lead in helping their people make the transition."

McKinsey Global Institute’s The future of work in America: People and places, today and tomorrow

Our positive momentum continued once again in the third quarter of 2019. Our year-to-date numbers show good performance in our core learning and content offerings, and we believe these products will continue to enjoy growth in the coming quarters and years ahead. As we discussed in our Q2 shareholder letter, with the combination of our new sales momentum and the efficiency initiatives currently underway, we are increasingly confident that we will achieve the Rule of 40 in 2020.
Note: a reconciliation of non-GAAP financial measures used in this shareholder letter to their nearest GAAP equivalents is provided at the end of this letter. Free Cash Flow Margin includes cash paid for interest, which amounted to $9m in both Q3 2018 and Q3 2019.
LEVERAGING OUR BASE

Over the past decade, we have developed a leadership position in talent management and are widely recognized as a worldwide market leader in corporate learning. In the past twelve months, there were over 575 million online course registrations and over 375 million online course completions on the Cornerstone platform.
The prerequisite to achieving this global scale was the establishment of a robust infrastructure and the building of a trusted brand in the market. As we built both, we became a “go-to” solution for companies in need of a powerful and highly configurable tool for their training needs. As our capabilities have evolved and our scale has broadened, this user base has become critical to our next phase of growth.

As companies are realizing the need to upskill and reskill their workforces (and as workers increasingly demand access to new training), we have an opportunity to leverage our learning incumbency into a deeper position as a content, skills, and talent management provider. This opportunity underpins our vision to provide a unified learning, performance, and recruiting solution where content and skills development are intertwined across all modules.

“The illiterate of the 21st Century will not be those who cannot read and write, but those who cannot learn, unlearn and relearn.” World Economic Forum 2019 Strategies for the New Economy Skills Report
As we look at our installed base of customers that leverage our Learning Management System to satiate their compliance needs, we see a clear opportunity to increase our penetration by addressing their reskilling needs. We also see the opportunity to augment our footprint across the industry by continuing to increase our market share.
We have always operated in a highly competitive environment, and today we are in the midst of “HR Tech 2.0,” where many smaller companies have been growing in and around the space we lead. We have a strong balance sheet, access to capital, a management team highly focused on execution, and we have the ability to pursue opportunities that can help us achieve meaningful growth in shareholder value.
Q3 2019 Highlights

Q3 was characterized by good performance in multiple areas of our business.
Our Public Sector team’s success was driven by several large deals and was anchored by a very large recruiting deal with the U.S. Census Bureau. Cornerstone offers the only Applicant Tracking System that operates at scale in a FedRAMP authorized environment - a critical requirement for the success of the 2020 census hiring process.
The U.S. Census Bureau is currently recruiting thousands of people across the country to assist with the 2020 census and expects over 4,000,000 job applications to flow through our recruiting application.  While we are proud of the success we’ve achieved with this marquee client, the episodic nature of the American census leads us to naturally expect a significant portion of this contract to churn at the conclusion of the 2020 census. This anticipated churn will be factored into our forward-looking guidance and will impact our 2020 annual dollar retention rate.
Within the Small- and Medium-Sized Business (SMB) segment, we believe our success is being driven by a number of factors, including: 1) a go-to-market strategy that has been specifically designed to align with SMB buyer expectations and behaviors, including product positioning, pricing, and sales process, 2) a maturing, yet relatively underpenetrated market, and 3) targeted and effective marketing campaigns.
While our U.S. Enterprise team had a soft Q3 as a result of several “slipped” deals, a majority of the deals that were expected to close during Q3 have already closed in the month of October.
Our EMEA sales team has enjoyed strong year-to-date performance but remains cautious as the implications of Brexit continue to loom over the region. While the team’s pipeline remains strong and they have seen no changes to buying behaviors, we have factored this incremental feedback into our outlook.

New Client Additions & Upsells

During the third quarter of 2019, our new client wins, existing client upsells and renewals, amongst many others, included:

Beaumont Health is a not-for-profit health organization in southeast Michigan with nearly 5,000 physicians, 38,000 employees and 3,500 volunteers. Beaumont chose Cornerstone’s Performance Suite (anchored by its interest in our newly released Check-ins feature) to replace an incumbent lower-cost solution.

Citizens Property Insurance Corporation was created by the Florida Legislature in August 2002 as a not-for-profit, tax-exempt government entity. Its mission is to provide insurance protection to Florida policyholders who are entitled to but are unable to find property insurance coverage in the private market. Citizens quickly became the largest insurance company in Florida. Cornerstone’s Learning Suite was chosen over our competitors’ platforms to provide training to its 15,000 employees.

Ricoh is a Japanese multinational imaging and electronics company founded in 1936. Ricoh operates on three continents, with its global headquarters located in Tokyo, and has 17,000 employees across 28 countries. Ricoh purchased our Learning suite to provide training to their employees and partner channel and also purchased our Performance Suite to displace an existing solution from one of our competitors.

The U.S. Postal Service expanded its contract with us to use Succession Management in Q3 of 2019. This builds on their previous purchases of our Learning and Performance Management Suites, and today we are helping provide its ~600,000 employees a clear path to success.

Academies Enterprise Trust (AET) is a non-profit, educational charitable trust that employs over 5,500 staff and supports over 42,000 students. AET funds and operates over 60 schools of various grades across the United Kingdom. Cornerstone followed an incredibly thorough government RFP process for a recruiting platform, and we outperformed our competitors with our unified platform, and strong content proposition. Our new Internal Career Site features were influential in the customer’s decision.

VINCI is a global player in concessions and construction with expertise in building, civil, hydraulic, and electrical engineering. They operate with 211,000 employees in over 100 countries throughout 2,000 companies. Cornerstone’s Learning Suite was chosen over the incumbent platform by each of VINCI’s seven independent business units and the overall governing body.

Cupertino Electric Inc. (CEI) provides electrical engineering and construction services. Some of their projects include massive utility-scale solar projects for PG&E and Sempra, Levi’s Stadium, and the current UC Merced 2020 project. Despite being late in the vendor selection process, Cornerstone was able to successfully demonstrate the value of providing a unified Learning system for CEI’s 1,400 employees.

Spotlight on Content: Cornerstone Originals

As we have discussed over the past year, one of the critical differentiating factors for our Cornerstone Content Anytime (CCA) subscription offerings is our focus on curation. We believe that learners - just like consumers - maintain high expectations for their educational content experiences, similar to how they view their entertainment subscriptions. Our view is that in order to be compelling, content must be high quality, expertly curated, personalized, and frequently refreshed.
Another way that we differentiate Content Anytime is through our Cornerstone Originals. In addition to the curated training sourced from our global cadre of providers, our Content Anytime subscriptions will each include exclusive original content created by our own Cornerstone Studios. The original content we produce fills real needs for our client base with high-impact, consumer-grade learning content on important and timely topics. It is worth noting that our acquisition of Grovo has enabled us to develop Cornerstone Originals in a highly capital efficient manner, which stands in sharp contrast to how consumer streaming services have developed original content.
We believe that the combination of sourced content curated by Cornerstone’s internal learning team and informed by vast data insights across a 40+ million user base, combined with Cornerstone Originals, delivers a highly differentiated product in the market.
To date, Cornerstone Studios produces original content in three primary areas:
GROVO MICROLEARNING

In November 2018, we acquired Grovo Learning, Inc. to help seed our content business with their industry-leading microlearning content and their talented content production team.
Grovo content is both practical and modern; it is authentic and human-centric. It is consistently designed according to an internally developed framework and produced in 6-week sprints. This framework brings each lesson through four stages of development: 1) Appeal (earn the learner's attention), 2) Insight (offer a unique point of view), 3) Apex (the statement to remember), and 4) Transfer (apply this in context). This four-part framework leads to improved retention of learning initiatives in a much shorter timeframe than traditional learning content.

We refer to Grovo content as "microlearning" because each lesson is focused on a single concept (which focuses learner attention), created using mixed media to enhance the message (e.g., audio, video, and job aides), and delivered in the flow of work (to increase contextual relevance).

While some Grovo content is available in all CCA subscriptions, it is prominently featured in our Modern Compliance subscription, which offers a contemporary take on the typical compliance training by presenting learners with fresh solutions to important topics such as: Unconscious Bias, Preventing Sexual Harassment and Workplace Safety.
SANDLER BY CORNERSTONE
Another form of original content from Cornerstone Studios is content co-created with proven industry-leaders that have historically excelled in offline instructor-led training. Our process identifies best-in-class training organizations in high-demand areas, and partners with these thought leaders, recreating their traditional in-person content through a fresh and modern lens, delivered in the Grovo style of short-form e-learning. The result is a co-branded collection of content that leverages the partner’s expertise into a format that harnesses the learning design and expertise of Cornerstone Studios.
The first such partnership is evidenced in our Sales Content Anytime subscription, in which the Cornerstone Studios team partnered with industry-leader Sandler Training to architect a compelling and differentiated content solution that responds to the age-old challenge of sales training. The result of this partnership is a comprehensive offering of 130+ microlearning courses based on Sandler Training’s methodology, including: the Sandler Selling System, Negotiation, and Prospecting. Further, the content provides learners with a new mental model for sales training - one that disproves the myths of “charisma” and “luck” as drivers of sales success, instead proposing that a repeatable sales system, solid qualification strategies, and professional skills development are a seller’s greatest tools. This offering reinforces the notion that great sales professionals are made, not born.
We are exploring additional partnerships to create compelling co-branded content for our other Content Anytime subscriptions.
DIGITAL NATIVE ADVANCEMENT (AKA “DNA”)
We are particularly excited about the newest training series from Cornerstone Studios, and already have seen meaningful client demand for the forthcoming release of “DNA” - a Cornerstone Originals learning series that proactively responds to the growing need for interpersonal skills training for “Generation Z” employees. Expected to represent nearly 20% of the workforce by 2020, Gen Z is unique from all other generations in one way - they have only lived in a world with the Internet. And while they may deftly manage multiple screens at once and lead the way on issues of social impact and activism, this group has received little training in the interpersonal aspects of the modern workplace. As a group, they can benefit from upskilling on the topics of face-to-face communication and ways to successfully impact their workplace.
This offering is significant on two fronts: 1) it represents our comprehensive research and response to a bleeding-edge workplace trend that few others have addressed, and 2) it was conceived, built, and designed from the ground-up, utilizing an internally devised learning model called "nanolearning." Nanolearning lessons are less than 2 minutes, include a core message, 2-4 “quick-hit” examples, and end with a real-world application.

The “mobile-first” program includes 27 courses and tracks the progression of a Digital Native across the first year of employment, at 3, 6, and 12 months - in the spheres of individual, manager, and team-level influence. Finally, all courses end with a short quiz to test their learning and to drive meaningful practice and change in one-on-one scenarios.

Early previews of the program with some of our largest clients have resulted in very positive feedback. DNA is available exclusively in the Professional Skills Content Anytime subscription and we expect that it will be released in 2020.

Continuing to Innovate

We added new functionality to several of our suites during the quarter. In our Recruiting suite, we are helping clients improve employee retention with the addition of our Internal Career Sites feature. This new functionality gives employees visibility into available internal jobs through a personalized feed that enables them to understand how their skills match up to the requirements of the open jobs. Where skill gaps exist between what the employee has and what the open position requires, the system proactively recommends learning content to help the employee meet these skills requirements.
With our Learning Suite, we enhanced security while also making it faster for employees to access the training they need on-the-go by adding biometric access to our mobile Learn App on both iOS and Android. We believe this enhanced security and ease of use feature will reduce friction and increase engagement with learning content.
We further enhanced our Cornerstone for Salesforce application which enables sales executives who spend a significant amount of their time working within Salesforce.com to leverage Cornerstone training in making smarter decisions in-the-flow of work. The in-the-flow of work concept is gaining popularity and eliminates the need for users to break productivity while searching for the information they need. We also added self-registration capabilities, to the application so clients with large external communities can quickly engage partners, temporary workers, and external users with the ability to self-register and take Cornerstone training content within Salesforce.com.
We also built upon the foundation we created with Check-ins (previously named Conversations) by strengthening our connection to other areas within the Performance Suite. Managers and employees can now directly reference development plans and goals, from within a conversation, making each discussion actionable and further driving alignment, coaching, and continuous performance across the organization.
Financial Review

REVENUE
As we have said numerous times throughout our recent transformation, we believe that properly evaluating our growth during this time necessitates disaggregating our total revenue into its constituent parts-subscription revenue and professional services revenue.

Our subscription revenue has shown a consistent, mid-teens growth rate. Our professional services revenue, on the other hand, has had a dampening effect on our total revenue growth since we began to intentionally exit the service delivery business in 2018. Starting with the levels we achieved during Q1, we continue to believe that our professional services revenue has approached a normalized run-rate, and as a result, our subscription revenue growth and total revenue growth should more closely align as we approach 2020 and beyond. Going forward, we expect subscription revenue to be approximately 95% of our total revenue.

Subscription Revenue Growth vs Total Revenue Growth
$600
$500
$400
$300
$200
$100
$0
$423
$482
$538
$572 - $574
14%
12%
6%-7%
$340
$397
$473
$542 - $544
17%
19%
15%
$83
$85
$65
$30
2016
2017
2018
2019E
$ in millions
Professional Services
Subscription

Financial Review: Q3 2019
Please note that non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. For prior periods, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures have been provided in the tables included as part of this letter.

REVENUE

$ in millions	Q3 2018	Q3 2019	Q3 2019 Guidance
Subscription Revenue	**$118.8**	**$137.4**	**$135.0 - 137.0**
YoY	*18%*	*16%*	
YoY CC	*18%*	*17%*	
QoQ	*4%*	*4%*	

Notes: We enjoyed growth with notable strength in our SMB, Public Sector, and EMEA Client Sales teams. Subscription revenue exceeded the high end of our guidance by $400k.

$ in millions	Q3 2018	Q3 2019	Q3 2019 Guidance
Professional Services Revenue	**$15.2**	**$7.5**	**$6.0**
YoY	*(27%)*	*(51%)*	
QoQ	*(15%)*	*(19%)*	

Notes: We continued to burn through our existing services backlog more swiftly than anticipated. As a result, we generated more Professional Services Revenue than we expected.

$ in millions	Q3 2018	Q3 2019	Q3 2019 Guidance
Total Revenue	**$134.0**	**$145.0**	**$141.0 - $143.0**
YoY	10%	8%	
YoY CC	*10%*	10%	
QoQ	*1%*	2%

COSTS & PROFITABILITY
Note: a reconciliation between GAAP and non-GAAP cost of revenue can be found in the tables at the end of this shareholder letter

COSTS & PROFITABILITY (cont.)

$ in millions	Q3 2018 Non-GAAP	Q3 2019 GAAP	Adjustments	SBC	Q3 2019 Non-GAAP	Q3 2019 Non-GAAP Guidance
Sales and Marketing Expense	**$47.3**	**$57.8**	**$0.0**	**($7.9)**	**$49.9**	
YoY	*(10%)*	*9%*			*6%*	
As a % of revenue	*35.3%*	*39.9%*			*34.4%*	
Δ in $ YoY	($5.3)	$4.6			$2.6	
Research and Development	**$16.5**	**$25.7**	**$0.0**	**($4.3)**	**$21.4**	
YoY	*20%*	*30%*			*30%*	
As a % of revenue	*12.3%*	*17.7%*			*14.8%*	
Δ in $ YoY	$2.7	$6.0			$4.9	
General and Administrative	**$17.5**	**$20.6**	**$0.0**	**($5.6)**	**$15.0**	
YoY	*13%*	*(11%)*			*(14%)*	
As a % of revenue	*13.1%*	*14.2%*			*10.3%*	
Δ in $ YoY	$2.0	($2.6)			($2.5)	
Operating Expenses	**$81.3**	**$104.1**	**$0.0**	**($17.8)**	**$86.3**	
YoY	*(1%)*	*8%*			*6%*	
As a % of revenue	*60.7%*	*71.8%*			*59.5%*	
Operating Income	**$17.8**	**$3.7**	**$1.0**	**$19.5**	**$24.3**	
YoY	*132%*	*136%*			*36%*	
As a % of revenue	*13.3%*	*2.6%*			*16.7%*	***Mid-teens***

Notes: Increase in S&M expenses is attributable to a one-time increase in commissions expense resulting from ASC 606 adoption. R&D increased by $5m, mainly due to lower capitalized software rate as a result of resource re-allocation to public cloud migration projects. G&A continued to decline, as our operational and sourcing initiatives yielded additional efficiencies.

UNLEVERED FREE CASH FLOW
Our outperformance compared to guidance (which was high single digit uFCF margin) was due to strong (and earlier than expected) collections during the quarter. This timing does not impact our view of full-year cash flows.
SHARE BUYBACK

On August 22, 2019, we announced that our Board of Directors had authorized a $150 million share buyback program. During the quarter we repurchased 253,714 shares at an average price of $53.33 for total consideration of $13.5 million. Subsequent to quarter-end and through November 1, 2019, we purchased an incremental 163,047 shares at an average price of $54.13 for total consideration of $8.8 million.

CLIENT BASE

The size of our client base increased to 3,645 at the end of the third quarter. Following the shift of our professional services business to our partners, we increased our efforts to sell products like Content Anytime and Recruiting back into our installed base and continued our move up-market into larger clients through account-based marketing. The combination of these efforts resulted in strong new ARR sales despite slower net client growth. We intend to focus on reaccelerating net client growth in future quarters.
EMPLOYEE HEADCOUNT

We ended Q3 2019 with 1,986 employees, representing a 5% increase year-over-year and a 2% sequential decline. The sequential decline has been enabled by our efficiency and automation initiatives which have been improving our Customer Acquisition Cost (CAC) ratios and enhancing our operating leverage.
ANNUAL DOLLAR RETENTION (“ADR”)

We report our ADR rate1 each year as part of reporting our fourth quarter financial results. Over the last two years, our renewable base has grown significantly as a result of strong multi-year signings in prior years. The increase in this denominator has affected our recent declines in ADR and we expect this to be a contributing factor to another modest decline in our ADR in 2019.
We currently expect that this growth in our renewable base should be relatively moderate in 2020, but our ADR will be affected by the anticipated churn from our U.S. Census Bureau contract, as discussed above.

[1]
 We define annual dollar retention rate as the percentage of annual recurring revenue from all clients on the first day of a fiscal year that is retained from those same clients on the last day of that same fiscal year.  Accordingly, this percentage excludes all annual recurring revenue from new clients added during the fiscal year.  Furthermore, incremental sales during the fiscal year to clients included in the calculation are only counted to the extent those sales offset any decreases in annual recurring revenue from the original amount on the first day of our fiscal year. Therefore, the annual dollar retention rate can never exceed 100%. This ratio excludes the annual recurring revenue from clients of our Cornerstone for Salesforce, Cornerstone PiiQ, Grovo, and Workpop products.

Financial Outlook
FULL YEAR GUIDANCE

As we discussed above, it’s important to highlight that our total revenue growth in 2019 will continue to be impacted by our intentional transition of our service delivery business to partners, but our underlying subscription revenue growth is expected to continue showing strong growth.
Our updated guidance for full year 2019 is as follows:
We have considered the ongoing macroeconomic and geopolitical events in developing our guidance. To that end, while our pipelines remain strong, we are aware that the economic climate may be softening - particularly in Europe. Although we have not seen any degradation in our clients’ willingness to transact with us, we recognize the fluidity of this situation, especially related to Brexit, and that it presents a risk - particularly during our seasonally strong fourth quarter. Keeping this in mind, we are raising our full year ARR outlook and our guidance for full year Subscription Revenue, Professional Services Revenue, Non-GAAP Operating Income, and Unlevered Free Cash Flow as shown in the table above.
As we discussed on our prior two calls, we expect slightly elevated levels of capital expenditures in 2019, primarily due to optimizing our real estate footprint. These elevated levels of capital expenditures combined with the working capital headwinds related to our exiting our service delivery business reduces the spread between operating margin and unlevered free cash flow margin. We expect an improvement in this spread in 2020 and beyond when our capital expenditures are normalized and we fully anniversary the transition of our service delivery business.

Below are some other details about our full year guidance:
Q4 2019 GUIDANCE

Our guidance for the fourth quarter of 2019 is as follows:
Below are some other details about our Q4 guidance:

OUR EARLY LOOK AT 2020

Although we are early in our budget planning process for 2020, we offer the following preliminary thoughts on our 2020 targets:
We expect 2020 subscription revenue growth to be in the teens and professional services revenue of $5 million to $10 million per quarter. Professional services revenue would therefore represent a mid-single digit percentage of total revenue. We believe the decline in professional services revenue from 2018 to 2019 should be fully “lapped,” and therefore the spread between our subscription revenue growth and our total revenue growth in 2020 will narrow as compared to 2018 and 2019. This should lead to accelerating total revenue growth throughout 2020.

We expect continued improvement in operating and unlevered free cash flow margins that will be enabled by continued improvements in sales efficiency and our Operational Excellence initiatives.
As we have discussed, we expect to achieve “The Rule of 40,” (which we define as the sum of constant-currency subscription revenue growth and unlevered free cash flow margin) in 2020 and expect to do so in a manner that shows unlevered free cash flow margins to be a larger contributor to this metric than constant-currency subscription revenue growth. This is expected to result in approximately $150 million of unlevered free cash flow. We expect that absent any new reinvestment opportunities or other non-operational changes, such as higher cash income taxes, our dollars of unlevered free cash flow will continue to grow in 2021 and beyond.
Q4 Calendar

We plan to attend the following investor conferences during the fourth quarter:

•	November 14, 2019: The Needham SaaS Conference in San Francisco, CA

•	December 2, 2019: The Credit Suisse Global Technology Conference in Scottsdale, AZ

As a reminder, our quiet period typically begins two weeks prior to the end of our quarter, which during Q4 will be at the close of business on December 16th.

In Closing

We remain devoted to earning and maintaining the trust and respect of our clients, employees, and investors every day, as we maintain and grow our position as a market leader in many of the areas in which we operate. Twenty years after we began, the importance of our mission is as strong as ever, as is our focus on driving value creation for our stakeholders. We would like to thank our employees around the world for their ongoing commitment to the company and our clients.
Thank you for your support and for joining us on our journey to create shareholder value while empowering people to realize their potential.
Respectfully yours,
Adam Miller Brian Swartz
Founder and Chief Executive Officer Chief Financial Officer

Forward-looking Statements
This shareholder letter contains forward-looking statements, including, but not limited to, statements regarding the expected performance of our business, our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, long-term growth and overall future prospects, the demand for our offerings, our competitive position, our expectations regarding certain financial measures, including subscription revenue, capital expenditures and unlevered free cash flow, and general business conditions. Any forward-looking statements contained in this press release or the quarterly conference call are based upon our historical performance and our current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this press release. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, our ability to attract new clients; the extent to which clients renew their subscriptions for our solutions; the timing of when consulting services are delivered to new and existing clients by our services organization and implementation subcontractors; the complexity of deployments and product implementations, which can impact the timing of when revenue is recognized from new and existing clients; our shift to focusing on recurring revenue streams; our ability to compete as the learning and human capital management provider for organizations of all sizes; changes in the proportion of our client base that is comprised of enterprise or mid-sized organizations; our ability to manage our growth, including additional headcount and entry into new geographies; our ability to expand our enterprise and mid-market sales opportunities; our ability to maintain stable and consistent quota attainment rates; continued strong demand for learning and human capital management in the Americas, Europe, and Asia Pacific; the timing and success of efforts to increase operational efficiency and cost containment; the timing and success of solutions offered by our competitors; unpredictable macro-economic conditions; the impact of foreign exchange rates; reductions in information technology spending; the success of our new product and service introductions; a disruption in our hosting network infrastructure; problems caused by security breaches; costs and reputational harm that could result from defects in our solutions; the success of our strategic relationships with third parties; the loss of any of our key employees and our ability to locate qualified replacements; failure to protect our intellectual property; acts of terrorism or other vandalism, war or natural disasters; changes in current tax or accounting rules; legal or political changes in local or foreign jurisdictions that decrease demand for, or restrict our ability to sell or provide, our products; and unanticipated costs or liabilities related to businesses that we acquire. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Non-GAAP Financial Measures and Other Key Metrics
To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has provided in this shareholder letter and the quarterly conference call held on the date hereof certain non-GAAP financial measures and other key metrics. These non-GAAP financial measures and other key metrics include:

(i)	non-GAAP cost of revenue, which is defined as cost of revenue less amortization of intangible assets and stock-based compensation,

(ii)	annual recurring revenue, which is defined as the annualized recurring value of all active contracts at the end of a reporting period,

(iii)	unlevered free cash flow, which is defined as net cash provided by operating activities minus capital expenditures and capitalized software costs plus cash paid for interest,

(iv)	unlevered free cash flow margin, which is defined as unlevered free cash flow divided by revenue,

(v)
non-GAAP net income and non-GAAP basic and diluted net income per share, which exclude, for the periods in which they are presented, stock-based compensation, amortization of intangible assets, accretion of debt discount and amortization of debt issuance costs, restructuring costs, acquisition costs and excludes the impacts of unamortized stock-based compensation expense in applying the treasury method for determining the non-GAAP weighted average number of dilutive shares outstanding,

(vi)	non-GAAP gross profit and non-GAAP gross margin, which exclude stock-based compensation and amortization of intangible assets reflected in cost of revenue,

(vii)	non-GAAP operating income and non-GAAP operating income margin, which exclude stock-based compensation, amortization of intangible assets, restructuring costs and acquisition costs,

(viii)	non-GAAP operating expenses, which exclude stock-based compensation, amortization of intangible assets, restructuring costs and acquisition costs, and

(ix)
non-GAAP sales and marketing expense, non-GAAP research and development expense, and non-GAAP general and administrative expense, each of which excludes stock-based compensation attributable to the corresponding GAAP financial measures.

The Company’s management uses these non-GAAP financial measures and other key metrics internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures and other key metrics to help investors understand the operational performance of their businesses. In addition, the Company believes that the following non-GAAP adjustments are useful to management and investors for the following reasons:

•
Stock-based compensation. The Company excludes stock-based compensation expense because it is non-cash in nature, and management believes that its exclusion provides additional insight into the Company’s operational performance and also provides a useful comparison of the Company’s operating results to prior periods and its peer companies. Additionally, determining the fair value of certain stock-based awards involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the vesting or future exercise of such awards.

•
Amortization of intangible assets. The Company excludes amortization of acquired intangible assets because the expense is a non-cash item and management believes that its exclusion provides meaningful supplemental information regarding the Company’s operational performance and allows for a useful comparison of its operating results to prior periods and its peer companies.

•
Accretion of debt discount and amortization of debt issuance costs. For GAAP purposes, the Company is required to recognize the effective interest expense on its senior convertible notes and amortize the issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense and the amortization expense of issuance costs are excluded from management’s assessment of the Company’s operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. In addition, the exclusion of these items provides a useful comparison of the Company’s operating results to prior periods and its peer companies.

•
Restructuring. The Company excludes costs related to restructuring because the expense is not indicative of its continuing operations and believes that the exclusion of these costs provides investors with a supplemental view of the Company’s operational performance.

•
Acquisition costs. The Company excludes costs related to acquisitions because the expense is not indicative of its continuing operations and believes that the exclusion of these costs provides investors with a supplemental view of the Company’s operational performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. For prior periods, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures have been provided in the tables included as part of this press release.

Cornerstone OnDemand, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018 (1)
Assets
Cash and cash equivalents	$218,738	$183,596
Short-term investments	157,677	204,732
Accounts receivable, net	100,406	125,300
Deferred commissions, current	28,642	25,531
Prepaid expenses and other current assets	31,349	34,940
Total current assets	536,812	574,099

Capitalized software development costs, net	48,887	45,416
Property and equipment, net	37,650	77,254
Operating right-of-use assets	76,015	—
Deferred commissions, non-current	63,643	55,450
Long-term investments	44,616	1,250
Intangible assets, net	10,487	13,867
Goodwill	47,453	47,453
Other assets, net	3,116	3,437
Total Assets	$868,679	$818,226

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$6,859	$11,921
Accrued expenses	63,846	70,065
Deferred revenue, current	275,543	312,526
Operating lease liabilities, current	12,530	—
Other liabilities	6,919	7,645
Total current liabilities	365,697	402,157

Convertible notes, net	292,097	288,967
Operating lease liabilities, non-current	70,269	—
Other liabilities, non-current	960	2,484
Deferred revenue, non-current	8,647	13,275
Facility financing obligation	—	46,100
Total liabilities	737,670	752,983

Stockholders’ Equity:
Common stock	6	6
Additional paid-in capital	661,898	585,387
Accumulated deficit	(534,112)	(520,626)
Accumulated other comprehensive income	3,217	476
Total stockholders’ equity	131,009	65,243
Total Liabilities and Stockholders’ Equity	$868,679	$818,226

(1)
During the three months ended September 30, 2019, the Company identified and corrected a misstatement that affected previously issued consolidated balance sheets. The correction impacted the cumulative effect of an accounting change related to the amount of sales commissions deferred as incremental costs of obtaining a contract based on the provisions of the new revenue accounting standard (ASU No. 2014-09). The revision resulted in an increase to deferred commissions of $11.0 million and other liabilities of $1.7 million, and a reduction to accumulated deficit of $9.3 million as of December 31, 2018.

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$144,952	$134,014	$426,929	$399,644
Cost of revenue [1,2]	37,167	36,171	111,049	109,556
Gross profit	107,785	97,843	315,880	290,088
Operating expenses:
Sales and marketing [1]	57,815	53,215	171,011	172,281
Research and development [1]	25,695	19,705	77,778	52,014
General and administrative [1]	20,562	23,128	65,741	67,214
Restructuring [1]	—	221	—	8,946
Total operating expenses	104,072	96,269	314,530	300,455
Income (loss) from operations	3,713	1,574	1,350	(10,367)
Other income (expense):
Interest income	2,078	1,659	6,254	6,143
Interest expense	(5,399)	(5,335)	(16,143)	(22,826)
Other, net	(1,018)	177	(2,720)	(2,029)
Other income (expense), net	(4,339)	(3,499)	(12,609)	(18,712)
Loss before income tax provision	(626)	(1,925)	(11,259)	(29,079)
Income tax provision	(591)	(522)	(2,227)	(1,591)
Net loss	$(1,217)	$(2,447)	$(13,486)	$(30,670)
Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.23)	$(0.53)
Weighted average common shares outstanding, basic and diluted	60,652	58,699	59,841	57,994

1	Includes stock-based compensation as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cost of revenue	$1,748	$1,082	$4,670	$3,105
Sales and marketing	7,915	5,927	20,771	18,718
Research and development	4,285	3,212	12,800	7,937
General and administrative	5,570	5,268	17,473	15,055
Restructuring	—	42	—	6,227
Total	$19,518	$15,531	$55,714	$51,042

2	Cost of revenue includes amortization of intangible assets as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cost of revenue	$1,047	$208	$3,380	$208

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	(1,217)	(2,447)	(13,486)	(30,670)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,814	9,132	30,848	25,351
Accretion of debt discount and amortization of debt issuance costs	1,060	996	3,130	7,918
(Accretion) amortization of purchased investment premium or discount, net	(175)	615	(900)	428
Net foreign currency loss (gain)	1,250	1,163	2,504	(522)
Stock-based compensation expense	19,518	15,531	55,714	51,042
Changes in operating assets and liabilities:
Accounts receivable	2,026	12,662	23,900	55,757
Deferred commissions	(5,400)	(4,364)	(14,130)	(7,104)
Prepaid expenses and other assets	5,635	7,331	12,589	(9,492)
Accounts payable	(7,646)	1,597	(6,040)	(6,258)
Accrued expenses	4,156	1,387	(5,563)	21
Deferred revenue	(6,474)	(10,812)	(39,048)	(38,695)
Other liabilities	931	(174)	3,437	(2,511)
Net cash provided by operating activities	24,478	32,617	52,955	45,265
Cash flows from investing activities:
Purchases of investments	(201,899)	(125,593)	(201,981)	(125,109)
Maturities of investments	8,266	62,494	206,040	135,183
Capital expenditures	(6,713)	(2,534)	(15,987)	(10,161)
Capitalized software costs	(4,708)	(6,641)	(18,835)	(18,943)
Cash paid for acquisition, net of cash acquired	—	(18,093)	—	(18,093)
Net cash used in investing activities	(205,054)	(90,367)	(30,763)	(37,123)
Cash flows from financing activities:
Payment of debt issuance costs	—	—	—	(152)
Repayment of convertible notes	—	(253,000)	—	(253,000)
Proceeds from employee stock plans	18,861	13,427	33,072	43,474
Payment of tax withholdings for employee stock plans	—	—	(5,469)	—
Repurchases of common stock	(13,530)	(16,143)	(13,530)	(54,751)
Net cash provided by (used in) financing activities	5,331	(255,716)	14,073	(264,429)
Effect of exchange rate changes on cash and cash equivalents	(1,123)	(907)	(1,123)	(731)
Net increase (decrease) in cash and cash equivalents	(176,368)	(314,373)	35,142	(257,018)
Cash and cash equivalents at beginning of period	395,106	450,931	183,596	393,576
Cash and cash equivalents at end of period	$218,738	$136,558	$218,738	$136,558
Supplemental cash flow information:
Cash paid for interest	$8,625	$8,625	$17,356	$13,628
Cash paid for income taxes	518	699	1,488	1,573
Proceeds from employee stock plans received in advance of stock issuance	2,755	2,152	2,755	2,152
Cash paid for operating leases	3,939	—	9,639	—
Right-of-use assets obtained in exchange for lease obligations	—	—	86,120	—
Non-cash investing and financing activities:
Assets acquired under capital leases and other financing arrangements	$—	$970	$1,276	$970
Capitalized assets financed by accounts payable and accrued expenses	1,205	2,796	1,205	2,796
Capitalized stock-based compensation	1,314	1,297	3,427	3,747

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF COST OF REVENUE TO NON-GAAP COST OF REVENUE, GROSS PROFIT AND GROSS MARGIN TO NON-GAAP GROSS PROFIT AND NON-GAAP GROSS MARGIN, INCOME (LOSS) FROM OPERATIONS TO NON-GAAP OPERATING INCOME AND OPERATING MARGIN TO NON-GAAP OPERATING INCOME MARGIN
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of cost of revenue, gross profit and gross margin:
Revenue	$144,952	$134,014	$426,929	$399,644
Cost of revenue	37,167	36,171	111,049	109,556
Gross profit	$107,785	$97,843	$315,880	$290,088
Gross margin	74.4%	73.0%	74.0%	72.6%

Cost of revenue	$37,167	$36,171	$111,049	$109,556
Adjustments to cost of revenue:
Amortization of intangible assets	(1,047)	(208)	(3,380)	(208)
Stock-based compensation	(1,748)	(1,082)	(4,670)	(3,105)
Total adjustments to cost of revenue	(2,795)	(1,290)	(8,050)	(3,313)
Non-GAAP costs of revenue	34,372	34,881	102,999	106,243
Non-GAAP gross profit	$110,580	$99,133	$323,930	$293,401
Non-GAAP gross margin	76.3%	74.0%	75.9%	73.4%

Reconciliation of operating income (loss) and operating income margin:
Income (loss) from operations	$3,713	$1,574	$1,350	$(10,367)
Operating margin	2.6%	1.2%	0.3%	(2.6)%
Adjustments to loss from operations:
Stock-based compensation	19,518	15,489	55,714	44,815
Amortization of intangible assets	1,047	208	3,380	208
Restructuring[2]	—	221	—	8,946
Acquisition costs[1]	—	352	—	352
Total adjustments to income from operations	20,565	16,270	59,094	54,321
Non-GAAP operating income	$24,278	$17,844	$60,444	$43,954
Non-GAAP operating income margin	16.7%	13.3%	14.2%	11.0%

[1]	Costs related to the Company's acquisition of Workpop Inc.
[2]	Restructuring costs include $42,000 and $6.2 million of stock-based compensation for the three and nine months ended September 30, 2018, respectively.

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF NET LOSS TO NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER SHARE
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net loss	$(1,217)	$(2,447)	$(13,486)	$(30,670)
Adjustments to net loss
Stock-based compensation	19,518	15,489	55,714	44,815
Amortization of intangible assets	1,047	208	3,380	208
Accretion of debt discount and amortization of debt issuance costs[1]	1,060	996	3,130	7,918
Restructuring[3]	—	221	—	8,946
Acquisition costs[2]	—	352	—	352
Total adjustments to net loss	21,625	17,266	62,224	62,239
Non-GAAP net income	$20,408	$14,819	$48,738	$31,569
Non-GAAP basic net income per share	$0.34	$0.25	$0.81	$0.54
Non-GAAP diluted net income per share	$0.31	$0.23	$0.74	$0.50
Weighted-average common shares outstanding, basic	60,652	58,699	59,841	57,994
Non-GAAP weighted-average common shares outstanding, diluted	65,961	64,216	65,485	63,421

1
Debt discount accretion and debt issuance cost amortization has been recorded in connection with our issuance of $253.0 million in convertible notes on June 17, 2013 and $300.0 million in convertible notes on December 8, 2017. These expenses represent non-cash charges that have been recorded in accordance with the authoritative accounting literature for such transactions.

2	Costs related to the Company's acquisition of Workpop Inc.
3	Restructuring costs include $42,000 and $6.2 million of stock-based compensation for the three and nine months ended September 30, 2018, respectively.

Cornerstone OnDemand, Inc.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO UNLEVERED FREE CASH FLOW AND UNLEVERED FREE CASH FLOW MARGIN
(A Non-GAAP Financial Measure)
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Reconciliation of unlevered free cash flow:
Net cash provided by operating activities	$24,478	$32,617	$52,955	$45,265
Capital expenditures	(6,713)	(2,534)	(15,987)	(10,161)
Capitalized software costs	(4,708)	(6,641)	(18,835)	(18,943)
Cash paid for interest	8,625	8,625	17,356	13,628
Unlevered free cash flow	$21,682	$32,067	$35,489	$29,789
Unlevered free cash flow margin	15.0%	23.9%	8.3%	7.5%

Cornerstone OnDemand, Inc.
TRENDED OPERATIONAL & FINANCIAL HIGHLIGHTS
(unaudited)

The following metrics are intended as a supplement to the financial statements found in this press release and other information furnished or filed with the SEC. In the event of discrepancies between amounts in these tables and the Company’s historical disclosures or financial statements, readers should rely on the Company’s filings with the SEC and financial statements in the Company’s most recent earnings press release.
The Company intends to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

	FY 2018				FY 2019			Full Year
	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	FY16	FY17	FY18
SELECTED METRICS:
Number of clients [1]	3,280	3,363	3,428	3,535	3,567	3,604	3,645	2,918	3,250	3,535
% y/y	9.4%	9.3%	9.0%	8.8%	8.8%	7.2%	6.3%	12.4%	11.4%	8.8%
% q/q	0.9%	2.5%	1.9%	3.1%	0.9%	1.0%	1.1%	n/a	n/a	n/a
Number of employees	1,829	1,851	1,892	1,953	2,017	2,034	1,986	1,823	1,891	1,953
% y/y	(1.6)%	(4.2)%	(3.5)%	3.3%	10.3%	9.9%	5.0%	10.8%	3.7%	3.3%
% q/q	(3.3)%	1.2%	2.2%	3.2%	3.3%	0.8%	(2.4)%	n/a	n/a	n/a
Annual dollar retention rate	n/a	n/a	n/a	n/a	n/a	n/a	n/a	95.1%	93.5%	92.8%
Annual recurring revenue (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	439,000	510,000
Net cash (used in) provided by operating activities (in thousands)	(4,580)	17,228	32,617	44,987	7,294	21,183	24,478	35,252	67,510	90,253
Unlevered free cash flow (in thousands)	(10,178)	7,900	32,067	33,681	4,337	9,470	21,682	16,411	43,680	63,471
Unlevered free cash flow margin	(7.6)%	6.0%	23.9%	24.4%	3.1%	6.7%	15.0%	3.9%	9.1%	11.8%
FINANCIAL DATA - ASC 606 (in thousands, except percentages):
Revenue	133,113	132,517	134,014	138,247	140,117	141,860	144,952	—	—	537,891
Subscription revenue	113,134	114,771	118,844	126,303	131,256	132,562	137,446	—	—	473,052
% y/y growth	—	—	—	—	16.0%	15.5%	15.7%	—	—	—
% y/y growth constant currency	—	—	—	—	18.2%	17.3%	17.2%	—	—	—
Subscription revenue % of total revenue	85.0%	86.6%	88.7%	91.4%	93.7%	93.4%	94.8%	—	—	87.9%
(Loss) income from operations	(8,846)	(3,095)	1,574	2,598	1,231	(3,594)	3,713	—	—	(7,769)
MARGIN DATA - ASC 606:
Gross margin	72.2%	72.6%	73.0%	74.8%	76.0%	71.7%	74.4%	—	—	73.2%
Sales and marketing % of revenue	44.5%	45.1%	39.7%	37.9%	38.9%	41.4%	39.9%	—	—	41.8%
Research and development % of revenue	12.0%	12.3%	14.7%	18.1%	19.8%	17.2%	17.7%	—	—	14.3%
General and administrative % of revenue	16.5%	16.7%	17.3%	17.0%	16.4%	15.7%	14.2%	—	—	16.9%
Restructuring % of revenue	5.8%	0.8%	0.2%	—%	—%	—%	—%	—	—	1.7%
Operating margin	(6.6)%	(2.3)%	1.2%	1.9%	0.9%	(2.5)%	2.6%	—	—	(1.4)%
NON-GAAP MARGIN DATA - ASC 606:
Non-GAAP gross margin	72.9%	73.3%	74.0%	76.1%	77.7%	73.7%	76.3%	—	—	74.1%
Non-GAAP sales and marketing % of revenue	39.8%	40.2%	35.3%	33.7%	34.6%	36.6%	34.4%	—	—	37.2%
Non-GAAP research and development % of revenue	10.3%	10.5%	12.3%	15.3%	16.8%	14.1%	14.8%	—	—	12.1%
Non-GAAP general and administrative % of revenue	13.1%	12.7%	13.1%	13.0%	12.3%	11.3%	10.3%	—	—	13.0%
Non-GAAP operating margin	9.7%	10.0%	13.3%	14.1%	14.0%	11.7%	16.7%	—	—	11.8%
Non-GAAP research and development plus capitalized software % of revenue	14.8%	15.2%	17.3%	20.1%	22.1%	18.8%	18.0%	—	—	16.8%
FOREIGN EXCHANGE RATES:
GBP to USD average period rate	1.39	1.36	1.30	1.29	1.30	1.29	1.23	1.36	1.29	1.34
GBP to USD end of period spot rate	1.40	1.32	1.30	1.27	1.30	1.27	1.23	1.23	1.35	1.27
EUR to USD average period rate	1.23	1.19	1.16	1.14	1.14	1.12	1.11	n/a	1.14	1.18
EUR to USD end of period spot rate	1.23	1.17	1.16	1.14	1.12	1.14	1.09	n/a	1.20	1.14

1	Includes contracted clients of our enterprise human capital management platform and excludes clients and users of Cornerstone for Salesforce, PiiQ, Workpop Inc. and Grovo Learning, Inc.

Investor Relations Contact:
Jason Gold
Phone: +1 (310) 526-2531
jgold@csod.com

Media Contact:
Deaira Irons
Phone: +1 (310) 752-0164
dirons@csod.com